SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

ALLOY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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June 19, 2006

Dear Stockholder,

It is my pleasure to invite you to Alloy’s 2006 Annual Meeting of Stockholders.

We will hold the Annual Meeting at 9:00 a.m. on Thursday, July 27, 2006, at the office of our securities counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, NY 10017. In addition to the formal items of business, we will review the major developments of the past year and answer your questions.

This booklet includes our Notice of Annual Meeting and Proxy Statement (containing important information about the matters to be acted upon at the Annual Meeting), and is accompanied by our Annual Report for the fiscal year ended January 31, 2006 and proxy card. The Proxy Statement describes the business that we will conduct at the Annual Meeting and provides information about Alloy that you should consider when you vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Matthew C. Diamond
Chief Executive Officer and Chairman

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, July 27, 2006
Time:	9:00 a.m.
Place:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017

Dear Stockholder:

At our Annual Meeting, we will ask you to:

•	elect three members to our Board of Directors to serve for a term ending in 2009 and until their successors are duly elected and qualified;

•	consider and act upon a proposal to ratify the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending January 31, 2007; and

•	transact any other business that may properly be presented at the Annual Meeting.

Stockholders of record at the close of business on June 9, 2006 will be entitled to vote at the Annual Meeting. The Proxy Statement, the accompanying form of proxy card and our Annual Report for the fiscal year ended January 31, 2006 will be mailed to all stockholders of record on or about June 19, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

Gina R. DiGioia
Secretary

June 19, 2006

i

ii

PROXY STATEMENT FOR THE ALLOY, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Alloy, Inc. (“Alloy” or the “Company”) is soliciting your proxy to vote at our 2006 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the Annual Meeting. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in accordance with the instructions set forth on the proxy card.

On or about June 19, 2006, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting. Although not part of this Proxy Statement, we also will send our Annual Report for the fiscal year ended January 31, 2006 (“Fiscal 2005”), which includes our audited financial statements (the “Fiscal 2005 Annual Report”).

Who Can Vote?

Only stockholders who own Alloy common stock, $.01 par value per share (“Common Stock”), at the close of business on June 9, 2006 are entitled to vote at the Annual Meeting. The Common Stock, our Series A Convertible Preferred Stock, $.01 par value per share (the “Series A Preferred Stock”), our Series B Convertible Preferred Stock, $.01 par value per share (the “Series B Preferred Stock”) and our Series C Junior Participating Preferred Stock, $.01 par value per share (the “Series C Preferred Stock”) are our only authorized classes of voting stock.

As of May 19, 2006, we had 12,358,250 shares of Common Stock outstanding (excluding treasury stock). There are no shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

How Many Votes Do I Have?

Each share of Alloy Common Stock that you own entitles you to one vote.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxies,” Gary J. Yusko, our Chief Financial Officer, and/or Gina R. DiGioia, our Corporate Secretary and Chief Legal Officer, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the three nominees for director; and

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending January 31, 2007.

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. As of the date of this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

This Proxy Statement and the accompanying proxy card are being mailed on or about June 19, 2006 to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

We are mailing our Fiscal 2005 Annual Report with this Proxy Statement, but the Fiscal 2005 Annual Report does not constitute a part of this Proxy Statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following three ways:

•	you may send in another proxy with a later date;

•	you may notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	you may vote in person at the Annual Meeting. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What If I Receive More than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be registered in form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

How Do I Vote In Person?

If you attend the Annual Meeting and plan to vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on June 9, 2006, the record date for voting.

What Vote Is Required To Approve Each Proposal?

Proposal 1: Elect Three Directors.

The three nominees for director who receive the most votes will be elected.

Proposal 2: Ratify Selection of Independent Auditors.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent auditors.

What Is The Effect Of Broker Non-Votes?

If your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposals 1 and 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This insures your shares will be voted at the Annual Meeting in the manner you desire. If your broker does not vote your shares, such “broker non-votes” and abstentions from voting will not be counted for purposes of tabulating the votes cast. As to Proposals 1 and 2, broker non-votes are not deemed to be present and represented, and therefore will have no effect on the outcome of the vote.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We let only our Inspector of Election (American Stock Transfer & Trust Co.) examine these documents. Management will not see your vote unless such disclosure is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What Are The Costs Of Soliciting These Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will not pay these employees and directors any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum exists.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission (the “SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of the Fiscal 2005 Annual Report and Proxy Statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding”, benefits both you and Alloy. It reduces the volume of duplicate information received at your household and helps to reduce Alloy’s expenses. The rule applies to our annual reports, proxy statement and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded”, the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household receives a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Co., by calling its toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of Alloy’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Alloy shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

If your Alloy shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Co., and inform it of your request by calling it at 1-800-937-5449 or writing it at American Stock Transfer & Trust Co., 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219.

If a broker or other nominee holds your Alloy shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage and your account number.

How Do I Obtain An Annual Report On Form 10-K?

A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2006 is being sent to you together with this Proxy Statement. If you would like an additional copy of our Fiscal 2005 Annual Report, which we filed with the SEC on May 1, 2006, we will send you one without charge. Please write to:

Investor Relations

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Our Form 10-K also is available through the Investor Relations section of our website at www.alloymarketing.com. You can also find a copy of our Fiscal 2005 Annual Report on the Internet through the SEC’s electronic data system at www.sec.gov.

INFORMATION ABOUT ALLOY SECURITY OWNERSHIP

On February 1, 2006, we effected a one-for-four reverse stock split of our Common Stock. All share and per share amounts have been restated to retroactively reflect this reverse stock split unless otherwise stated.

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 21, 2006 for (a) each of our named executive officers, as defined in the Summary Compensation Table below, (b) each of our directors, (c) all of our current directors, director nominees and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York 10001. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of April 21, 2006, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by such stockholders. Except as listed below, as of April 21, 2006 there are no persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. Percentage of ownership is based on 12,339,003 shares of Common Stock outstanding on April 21, 2006 (excluding treasury stock).

	SHARES BENEFICIALLY OWNED
Name of Beneficial Owner	Number of Shares		Option Shares(1)	Percentage of Total Issued and Outstanding Common Stock
Matthew C. Diamond	377,108	(2)	62,500	3.54%
James K. Johnson, Jr.	365,858	(2)	62,500	3.45%
Robert L. Bell	4,750	(3)	58,312	*
Peter M. Graham	39,112	(4)	26,875	*
Samuel A. Gradess	278,070		62,500	2.75%
Edward A. Monnier	8,147	(5)	3,125	*
Anthony N. Fiore	22,460	(6)	625	*
Jeffrey Hollender	7,147	(6)	625	*
Gina R. DiGioia	6,117	(7)	17,529	*
Matthew L. Feshbach	1,925,418	(8)(9)(10)	625	15.61%
All current directors and executive officers (11 persons) as a group(11)	3,036,187		295,216	26.37%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on April 21, 2006.
(1)	Reflects options to purchase Common Stock issued by the Company that, as of April 21, 2006, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”
(2)	Includes 98,624 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company.
(3)	Includes 2,039 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company.
(4)	Includes (i) 18,465 shares held by The Peter Graham Money Purchase Plan & Trust; and (ii) 10,915 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company.
(5)	Includes 6,748 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company.
(6)	Includes 6,248 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company.
(7)	Includes 3,697 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company.
(8)	Includes (i) 1,919,170 shares owned by MLF Offshore Portfolio Company, L.P., a limited partnership organized and existing under the laws of the Cayman Islands; and (ii) 6,248 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company.
(9)	MLF Investments, LLC (MLFI) and Matthew L. Feshbach are deemed to be 10% owners of the Company. 1,918,270 shares are owned directly by MLFI. Each of MLFI and Matthew L. Feshbach may be deemed to have beneficial ownership of such shares and share voting and dispositive power with respect to such shares. MLFI is located at 2401 West Bay Drive, Suite 124, Largo, FL 33770.
(10)	The information in this table with respect to Matthew L. Feshbach is based on filings on Form 4s filed with the SEC.
(11)	Includes shares held by Gary J. Yusko, our Chief Financial Officer, who was hired after February 1, 2006.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board Of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: (1) Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach constitute a class with a term ending at the 2006 Annual Meeting; (2) Samuel A. Gradess, Edward A. Monnier and Jeffrey Hollender constitute a class with a term ending at the 2007 Annual Meeting; and (3) Matthew C. Diamond and James K. Johnson, Jr. constitute a class with a term ending at the 2008 Annual Meeting.

Based upon a review by the Board of Directors of all relevant information, the Board of Directors has determined that Messrs. Graham, Monnier, Fiore, Hollender, and Feshbach are not officers or employees of Alloy and none of such persons has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of them is an “independent director” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC. We have applied to the NASDAQ Stock Market, Inc. for a determination that Mr. Feshbach may be considered to be an independent director, in light of the relationships described below under “Certain Relationships and Related Party Transactions,’’ although we have received informal guidance from NASDAQ suggesting that Mr. Feshbach may not qualify as independent under its rules.

On April 19, 2006, based upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board approved nominating Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach for election at the Annual Meeting for a term of three years to serve until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

In connection with the spin-off of dELiA*s, Inc., Mr. Feshbach and Alloy agreed that, assuming Mr. Feshbach is re-elected to the Board at the 2006 Annual Meeting, Mr. Feshbach would not be nominated for, or re-elected by the Alloy Board of Directors at any time thereafter for, any additional term on the Alloy Board.

The names of our directors and director nominees and certain information about them, including their positions on standing committees of the Board of Directors, are set forth below:

Name	Age	Position
Matthew C. Diamond (1)	37	Chairman, Chief Executive Officer, Treasurer and Director
James K. Johnson, Jr. (1)	39	Chief Operating Officer, President and Director
Samuel A. Gradess (1)	40	Director
Peter M. Graham (2)	51	Lead Non-Executive Director
Edward A. Monnier (3)	42	Director
Anthony N. Fiore (4)	64	Director
Jeffrey Hollender (5)	51	Director
Matthew L. Feshbach (6)	53	Director

(1)	Member of the Administration Committee. Effective as of February 1, 2006, Mr. Gradess resigned as Executive Vice President and as a member of the Administration Committee.
(2)	Chairman of the Audit and the Compensation Committees; member of the Corporate Governance and Nominating Committee.
(3)	Chairman of the Corporate Governance and Nominating Committee; member of the Audit Committee.
(4)	Member of the Audit and Compensation Committees.
(5)	Member of the Corporate Governance and Nominating Committee.
(6)	Member of the Compensation Committee.

The following is a brief summary of the background of each of our directors and director nominees:

Matthew C. Diamond founded Alloy together with Mr. Johnson in January 1996, and served as the Director of Marketing and Planning until January 1999. He has served as one of our directors since July 1996, was appointed Chief Executive Officer in January 1999 and was elected Chairman of the Board in April 1999. Mr. Diamond received his MBA from the Harvard Graduate School of Business in 1996 and his B.A. in International Studies and Economics from the University of North Carolina at Chapel Hill in 1991. Mr. Diamond also is a director of Genesco, Inc., a publicly traded company.

James K. Johnson, Jr. founded Alloy together with Mr. Diamond in January 1996 and has been a director since that time. He was appointed President of Alloy in January 1997 and Chief Operating Officer in January 1999. From August 2004 until March 2006, Mr. Johnson served as Alloy’s Chief Financial Officer. Mr. Johnson received his B.A. in History from Hamilton College in 1989.

Samuel A. Gradess joined us in July 1996 and has been a director since that time. He was appointed Secretary and Director of Finance and Administration of Alloy in January 1997. Mr. Gradess served as Alloy’s Chief Financial Officer effective from January 1999 through August 2004 and as our Executive Vice President from August 2004 through January 2006. Mr. Gradess received his B.A. in Economics from the University of Virginia in 1987.

Peter M. Graham has served as one of our directors since November 1998. From 1994 through December 2004, he held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania. Mr. Graham serves as Chairman of the Board of Seventh Generation, Inc.

Edward A. Monnier has served as one of our directors since March 2001. He is a principal of Corridor Capital, LLC, a private equity firm. Previously, Mr. Monnier held various positions with Liberty Media Corporation subsidiaries from October 1999 until November 2004, including Vice President of Corporate Development & Strategy with Liberty Broadband Interactive Television, a wholly owned subsidiary of Liberty Media Corporation. From June 1997 until October 1999, Mr. Monnier served as a strategy and mergers and acquisitions consultant for LEK Consulting. Mr. Monnier received a B.A. in Anthropology and in Philosophy, both from Emory University in 1989, and a MBA from the Wharton School of Business at the University of Pennsylvania in 1996.

Anthony N. Fiore joined our Board of Directors in June 2004. Mr. Fiore was one of the founders of MarketSource Corporation, a leading marketing services company that developed and implemented award-winning programs in high schools, universities and major retail venues. He was the Executive Vice President in charge of strategic planning, sales and marketing from January 1999 through August 2004. Mr. Fiore retired from MarketSource in August 2004 after 24 years of service. He also was a board member of the Promotion Marketing Association and held executive marketing positions with Warner Lambert and American Express. Mr. Fiore holds a B.S. from Wagner College and a MBA in Finance from Pace University.

Jeffrey Hollender has served as a Director since August 2004. Since 1998, he has held the position of President and CEO of Seventh Generation, Inc., a privately held consumer products company. From 1979 through 1987, he was President of Warner Audio Publishing, a division of Time Warner. Mr. Hollender attended Hampshire College.

Matthew L. Feshbach was designated to our Board of Directors in September 2004. He is the founder and Chairman of MLF Investments, an investment company based in Largo, Florida founded in 2001. In 1983, Mr. Feshbach co-founded Feshbach Brothers and was the Managing General Partner from 1983 through 1996. Mr. Feshbach serves as Chairman of the Board of Directors of dELiA*s, Inc., a publicly traded company.

Committees Of The Board Of Directors And Meetings

Meeting Attendance. During the fiscal year ended January 31, 2006, there were thirteen meetings of our Board of Directors. Also, during this period, the Board of Directors acted by unanimous written consent pursuant to Delaware law on eleven occasions. All of our directors attended, either in person or via telephone, at least 75% or more of the total number of meetings of the Board during Fiscal 2005, except for Jeffrey Hollender. During Fiscal 2005, the various standing committees of the Board of Directors met a total of seventeen times and acted by unanimous written consent three times. All of our directors attended, either in person or via telephone, at least 75% of the committee meetings held during Fiscal 2005 on which such director served as a member, except for Jeffrey Hollender. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders. All members of our Board of Directors attended our annual stockholders meeting held in 2005, either in person or telephonically.

Audit Committee. Our Audit Committee met eleven times during the fiscal year ended January 31, 2006 and took no action by unanimous written consent during this period. This committee currently has three members: Peter M. Graham (Chairman), Edward A. Monnier and Anthony N. Fiore. Our Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The Audit Committee operates pursuant to a written charter, which was adopted on April 5, 2000, amended and restated on May 21, 2004, May 2, 2005 and April 19, 2006. The amended and restated charter is attached to this Proxy Statement as Appendix A.

All of the current members of the Audit Committee are non-employee directors who: (1) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200 of the NASDAQ Marketplace Rules; (2) have not participated in the preparation of the financial statements of Alloy or any of its current subsidiaries at any time during the past three years; and (3) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee. Our Compensation Committee met five times during the fiscal year ended January 31, 2006 and acted by unanimous written consent twice pursuant to Delaware law during this period. This committee currently has three members: Peter M. Graham (Chairman), Anthony N. Fiore and Matthew L. Feshbach. Our Compensation Committee is authorized to make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for certain of our executive officers and administer our employee benefit and stock option plans. Due in part to the existence of certain relationships between us and each of Mr. Feshbach and Mr. Graham, all actions of the Compensation Committee taken during Fiscal 2005 have been approved and/or ratified by the full Board of Directors. Please see the report of our Compensation Committee set forth elsewhere in this Proxy Statement. The Board of Directors adopted a Compensation Committee charter in May 2005, which charter was amended on April 19, 2006. Pursuant to the charter, if all of the members of our Compensation Committee do not qualify as “non-employee directors” as such term is defined by Rule 16b-3(b)(3) of the Exchange Act, then the grants of options and restricted stock to our executive officers and directors shall be made by the full Board of Directors or a sub-committee of the Compensation Committee comprised of at least two members who qualify as “non-employee” directors.

Administration Committee. Our Administration Committee acted by unanimous written consent pursuant to Delaware law on one occasion during the fiscal year ended January 31, 2006. During Fiscal 2005, the Committee had three members, Matthew C. Diamond, James K. Johnson, Jr. and Samuel A. Gradess, each of whom served as an executive officer of the Company during said year. The Board of Directors has delegated authority to the Administration Committee to make option grants subject to certain thresholds, except for grants to executive officers and directors. During Fiscal 2005, any grant made by the Administration Committee pursuant to the power granted to it by the Board of Directors required the approval of the Compensation Committee if the grant (i) was for more than 25,000 shares to any single grantee, (ii) would, when combined with all other grants made during the fiscal quarter in which it was made, result in aggregate grants for more than 400,000 shares during such fiscal quarter, net of option cancellations and expirations during such fiscal quarter, or (iii) is to an executive officer or director of the Company. In connection with the one-for-four reverse stock split Alloy implemented effective as of February 1, 2006, the Board of Directors revised the authority granted to the Administration Committee to require approval of the Compensation Committee or the Board of Directors if the grant (i) is for more than 6,250 shares to any single grantee or (ii) would, when combined with all other grants made during the fiscal quarter in which it was made, result in aggregate grants for more than 100,000 shares during such fiscal quarter, net of option cancellations and expirations during such fiscal quarter, or (iii) is to an executive officer or director of the Company. The Board of Directors has also delegated authority to the Administration Committee to approve acquisitions involving up to an aggregate of $10,000,000 of acquisition consideration within any three-month period.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee met once during Fiscal 2005. Our Corporate Governance and Nominating Committee was formed on May 21, 2004 and is comprised of Edward A. Monnier (Chairman), Peter M. Graham and Jeffrey Hollender, all of whom have been found by the Board of Directors to be an “independent director” as that term is defined under Rule 4200 of the NASDAQ Marketplace Rules and “independent” pursuant to the applicable rules and regulations promulgated by the SEC. Mr. Monnier has been designated Chairman of the Corporate Governance and Nominating Committee, which operates pursuant to a written charter adopted on May 21, 2004, amended and restated on May 2, 2005 and April 19, 2006, which charter outlines the Board’s policies regarding the consideration of director candidates recommended by shareholders and director candidate qualifications. This charter is publicly available on our website at www.alloymarketing.com in the corporate governance section of our Investor Relations pages.

The Corporate Governance and Nominating Committee is responsible for, among other things, (i) reviewing the appropriate size, function and needs of the Board of Directors, (ii) developing the Board’s policy regarding tenure and retirement of directors, (iii) establishing criteria for evaluating and selecting new members of the Board, subject to Board approval thereof, (iv) identifying and recommending to the Board for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the Committee and the Board, (v) overseeing the evaluation of management and the Board, and (vi) monitoring and making recommendations to the Board on matters relating to corporate governance.

Compensation Committee Interlocks And Insider Participation. Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach constitute our Compensation Committee, with Peter M. Graham serving as the committee chairman. None of them has ever been an employee of Alloy. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.

Audit Committee Financial Expert

Our Board of Directors has determined that our Audit Committee has at least one member who qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The Board has determined that Peter M. Graham, based upon his experience, training and education, qualifies as an audit committee financial expert by virtue of the fact that he has (a) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions. The Board further determined that Mr. Graham is independent of management pursuant to applicable SEC rules and NASDAQ listing standards regarding the independence of board and audit committee members.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct, applicable to all employees, as well a Code of Ethics for Principal Executive Officers and Senior Financial Officers within the meaning of Item 406(b) of Regulation S-K. This Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and others performing similar functions. The Code of Ethics and the Code of Business Conduct each are publicly available on our website at www.alloymarketing.com in the corporate governance section of the Investor Relations pages. If we make substantive amendments to the Code of Ethics or the provisions of the Code of Business Conduct that are applicable to our principal executive or financial officers, or grant any waiver, including any implicit waiver of any provision of the codes as applicable to our principal executive or financial officers, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in a timely manner.

Communicating with Our Directors

We have adopted a policy regarding shareholder communications with directors. Pursuant to that policy, shareholders who wish to communicate with the Board of Directors or with specified members of the Board of Directors should do so by sending any communication to Alloy, Inc. Board of Directors, c/o Chief Legal Officer, 151 W. 26th Street, 11th Floor, New York, NY 10001, or by sending an email to shareholderinfo@alloy.com.

Any such communication should state the name and address of, and the number of shares beneficially owned by the shareholder making the communication. The Chief Legal Officer will forward such communication to the full Board of Directors or to any individual member or members of the Board of Directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Chief Legal Officer has the authority to discard the communication or take appropriate legal action regarding the communication.

Compensation of Directors

Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. For services rendered during Fiscal 2005, Alloy paid to each non-employee member (each, an “Outside Director”) of the Company’s Board of Directors a quarterly retainer of $6,000. Additionally, we paid to each Outside Director $1,000 for each meeting of the Board attended, whether in person or telephonically. We also paid to each Outside Director a quarterly amount of $2,000 per standing committee on which such member served and an additional $1,500 per quarter for each standing committee on which such member served as chairman. In addition, we paid the lead independent director of the Board $35,000, which amount was payable quarterly in equal installments. The Company also reimbursed Outside Directors for out-of-pocket expenses incurred by them in connection with their service as an Outside Director.

In addition to the cash compensation described above, upon the appointment or initial election of an Outside Director, such director is granted an option to purchase 5,000 shares of our Common Stock under one or more of our then existing stock option plans. These options vest equally on each of the first four anniversaries of the grant date, provided that the optionee is still an Outside Director of our Board of Directors at the opening of business on such date. Each option has a term of ten years and the exercise price for each option is equal to the closing price for the Common Stock on the business day immediately preceding the date of grant, as reported on the NASDAQ National Market. We also issue to each Outside Director on an annual basis, in consideration for services provided, the number of shares of our Common Stock that could be purchased for $50,000 at the closing price of such Common Stock on the trading date immediately preceding the award of such shares. These restricted stock shares are issued pursuant to one or more of our existing stock option plans. These shares are subject to lapsing rights of repurchase on our part under the applicable plan documents, which repurchase right entitles us to repurchase the shares at $0.01 per share and which rights lapse equally on each of the first three anniversaries of the grant date. Such shares are also subject to the terms and conditions of our applicable option plan under which they are awarded and the execution and delivery of the agreements with each recipient. To the extent practical, these shares of restricted stock are issued on February 1st of each year.

Mr. Samuel A. Gradess, who served until February 1, 2006 as our Executive Vice President and who remains a director, in lieu of the compensation described above payable to Outside Directors, receives $25,000 for each fiscal quarter during which he serves as a director without interruption. In addition, we will pay on Mr. Gradess’ behalf any and all payments due in connection with his COBRA benefits until such time as Mr. Gradess makes alternative arrangements or his COBRA coverage expires on August 1, 2007.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with our Chief Executive Officer and Chairman and Chief Operating Officer. We also had an employment agreement with our Executive Vice President, which agreement was terminated as of February 1, 2006 in connection with Mr. Gradess’ resignation. All other executive officers are at-will employees.

Name	Age	Position
Robert L. Bell	56	Chief Technology Officer
Gina R. DiGioia	35	Corporate Secretary and Chief Legal Officer
Gary J. Yusko	51	Chief Financial Officer

Robert L. Bell joined us in July 2000 as Chief Technology Officer. From 1998 through 2000, Mr. Bell served as Vice President of Customer Development at Edifice Information Management Systems. Mr. Bell received a B.S. from Denison University in Granville, Ohio in 1971 and a MS-AP from the Stevens Institute of Technology in 1978.

Gina R. DiGioia joined us in April 2001 as the Vice-President, General Counsel. In 2004, she was recognized by the Board of Directors as our Chief Legal Officer and was appointed as the Corporate Secretary. From 1997 to 2001, Ms. DiGioia was a senior associate of the law firm Grant, Herrmann, Schwartz & Klinger, LLP. She received a B.A. in international studies from American University in 1991 and a J.D. from the State University of New York at Buffalo School of Law in 1996.

Gary J. Yusko joined us in March 2006 as Chief Financial Officer. From 1985 through 2006, Mr. Yusko held various corporate finance positions with Westwood One, Inc., most recently serving as Executive Vice President of Financial Operations. Mr. Yusko received a B.A. in business administration from Cleveland State University in 1977.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the total compensation payable for services performed during the fiscal years ended January 31, 2006, 2005 and 2004 to our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended January 31, 2006 (the “named executive officers”). No other executive officer earned greater than $100,000 in the fiscal years ended January 31, 2006, 2005 and 2004.

Summary Compensation Table(1)

	Annual Compensation							Long Term Compensation
Name and Principal Position	Fiscal Year Ended January 31,	Salary($)			Bonus($)			Shares Underlying Options (#)		Restricted Stock Awards			All Other Compensation
Matthew C. Diamond Chief Executive Officer (2)	2006 2005 2004	$ $ $	420,000 400,000 400,000			$300,000 — —		— — —		$ $ $	1,250,000 45,500 795,000	(3) (5) (6)	$ $ $	31,233 31,233 31,233	(4) (4) (4)

James K. Johnson, Jr. Chief Operating Officer/Chief Financial Officer (7)(8)	2006 2005 2004	$ $ $	420,000 400,000 400,000			$300,000 — —		— — —		$ $ $	1,250,000 45,500 795,000	(3) (5) (6)	$ $ $	31,602 31,602 31,602	(4) (4) (4)

Samuel A. Gradess Executive Vice President (9)(10)	2006 2005 2004	$ $ $	150,000 150,000 400,000	(11)		— — —		— — —		$	— — 795,000	(6)	$ $ $	37,247 37,247 37,247	(4) (4) (4)

Robert L. Bell Chief Technology Officer (14)	2006 2005 2004	$ $ $	237,000 237,000 237,000		$ $	15,000 — 50,000		2,500 — 6,250	(15) (16)		$25,000 — —	(12)	$ $ $	100,000 100,000 100,000	(13) (13) (13)

Robert Bernard Chief Executive Officer, Retail and Direct Consumer Division (16)	2006 2005 2004	$ $ $	600,000 600,000 600,000	(17)	$	— 327,000 —	(18)	— 25,000 50,000	(19) (21)		— — —		$ $	— 60,900 34,694	(20) (22)

Gina R. DiGioia Chief Legal Officer (25)	2006 2005 2004	$ $ $	200,000 150,000 126,000	(23)	$ $ $	20,000 10,000 5,000		1,875 1,250 4,250	(24) (27) (28)	$ $	30,000 — 74,500	(25) (29)		— — —

(1)	The columns for “Other Annual Compensation” and “Long Term Incentive Plan Payouts” have been omitted because there is no compensation required to be reported in those columns. Also, the amounts reflected in the salary column represent the amount each named executive officer’s salary was set at for the period indicated.
(2)	In connection with the spin-off of dELiA*s, Inc., 5,000 shares of dELiA*s, Inc. restricted stock, subject to right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and dELiA*s, Inc., were issued and options to purchase 125,000 shares of dELiA*s, Inc. common stock were granted in December 2005.

(3)	96,749 shares of restricted stock were issued in April 2006 for services performed during Fiscal 2005 and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these shares of restricted stock lapses with respect to 13,821 of the granted shares on each of February 1, 2007, 2008, 2009, 2010 and 2011, and with respect to 13,822 of the granted shares on each of February 1, 2012 and 2013. As of January 31, 2006, Messrs. Diamond and Johnson each held an aggregate of 2,500 shares of restricted stock, with a value of $28,100, based on the closing price of our Common Stock as of that date of $11.24.
(4)	Represents the dollar value of insurance premiums paid by us for a split dollar life insurance policy, which policy was assigned to the Company during Fiscal 2005.
(5)	2,500 shares of restricted stock were issued in January 2005 and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company currently has the right of repurchase with respect to 1,875 of these shares, which rights lapse with respect to 625 shares on each of February 1, 2007, 2008 and 2009.
(6)	25,000 shares of restricted stock were issued in May 2003. The Company’s right of repurchase with respect to these shares has lapsed.
(7)	Mr. Johnson resigned as Chief Financial Officer effective March 6, 2006.
(8)	In connection with the spin-off of dELiA*s, Inc., 5,000 shares of dELiA*s, Inc. restricted stock, subject to right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and dELiA*s, Inc., were issued, and options to purchase 125,000 shares of dELiA*s, Inc. common stock were granted in December 2005.
(9)	Mr. Gradess resigned as Executive Vice President effective February 1, 2006.
(10)	In connection with the spin-off of dELiA*s, Inc., options to purchase 125,000 shares of dELiA*s, Inc. common stock were granted in December 2005.
(11)	Mr. Gradess’ annual salary was reduced from $400,000 to $150,000 in August 2004, in connection with his resignation as Chief Financial Officer.
(12)	2,039 shares of restricted stock were issued in March 2006 and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these shares lapses with respect to 679 shares on February 1, 2007 and 680 shares on each of February 1, 2008 and 2009.
(13)	Represents deferred portions of Mr. Bell’s annual salary paid by us, pursuant to an agreement between Mr. Bell and the Company, to certain life insurance policies, the beneficiaries of which are selected by Mr. Bell.
(14)	In connection with the spin-off of dELiA*s, Inc., options to purchase 123,500 shares of dELiA*s, Inc. common stock were granted in December 2005.
(15)	Options to purchase 2,500 shares of our Common Stock were granted at an exercise price of $8.84 per share on March 24, 2005, of which 1,250 vested upon granting and the remainder vest over a two-year period.
(16)	Options to purchase 6,250 shares of our Common Stock were granted at an exercise price of $6.84 per share on February 14, 2003, which options vest over a four-year period.
(17)	Mr. Bernard’s employment terminated with the Company on December 19, 2005, in connection with the spin-off of dELiA*s, Inc.
(18)	Of this amount, $120,000 represents a management discretion bonus and $207,000 represents a quantitative performance based results bonus for services rendered during the fiscal year ended January 31, 2005.
(19)	Options to purchase 25,000 shares of our Common Stock that have been cancelled in connection with the termination of Mr. Bernard’s employment.
(20)	Represents (i) $20,000 paid to Mr. Bernard to be applied to a term life insurance policy for the benefit of a beneficiary to be designated by Mr. Bernard and (ii) the $440 per diem paid to Mr. Bernard each day he was required to stay overnight in the New York City area during his first year of employment.
(21)	Options to purchase 50,000 shares of our Common Stock that have been cancelled in connection with the termination of Mr. Bernard’s employment.
(22)	Represents the $440 per diem paid to Mr. Bernard each day he was required to stay overnight in the New York City area during his first year of employment.
(23)	Ms. DiGioia’s salary of $200,000 was effective as of June 1, 2005.
(24)	Options to purchase 1,875 shares of our Common Stock were granted at an exercise price of $7.70 per share on October 18, 2005, which options vest over a four-year period.

(25)	2,447 shares of restricted stock were issued in March 2006 and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company’s right of repurchase with respect to these shares lapses with respect to 815 shares on February 1, 2007 and 816 shares on each of February 1, 2008 and 2009. As of January 31, 2006, Ms. DiGioia held an aggregate of 1,875 shares of restricted stock, with a value of $21,075, based on the closing price of our Common Stock as of that date of $11.24.
(26)	In connection with the spin-off of dELiA*s, Inc., 3,750 shares of dELiA*s, Inc. restricted stock, subject to a right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and dELiA*s, Inc., were issued, and options to purchase 42,251 shares of dELiA*s, Inc. common stock were granted in December 2005.
(27)	Options to purchase 1,250 shares of our Common Stock were granted at an exercise price of $5.84 per share on September 30, 2004, which options vest over a four-year period.
(28)	Options to purchase 4,250 shares of our Common Stock were granted at an exercise price of $9.12 per share on May 2, 2003, which options vest over a four-year period.
(29)	2,500 shares of restricted stock were issued in January 2005 and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and the Company. The Company currently has the right of repurchase with respect to 1,250 of these shares, which rights lapse with respect to 625 shares on each of April 1, 2007 and 2008.

Option Grants

The following table sets forth grants of stock options granted during the fiscal year ended January 31, 2006 to each of the named executive officers. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date). This is calculated assuming that the fair market value of our Common Stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock.

Option Grants In Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms ($)(2)
	Number of Shares Underlying Options Granted(1)		Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Share)	Expiration Date
						5%	10%
Matthew C. Diamond	—		—	—	—	—	—
James K. Johnson, Jr.	—		—	—	—	—	—
Samuel A. Gradess	—		—	—	—	—	—
Robert L. Bell	2,500	(3)	1.13%	$8.84	3/23/2015	$13,899	$35,222
Robert Bernard	—		—	—	—	—	—
Gina R. DiGioia	1,875	(4)	.85%	$7.70	10/18/2015	$9,080	$23,010

(1)	The options granted to the named executive officers were granted pursuant to our 1997 Plan and were granted as incentive stock options.
(2)

In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our Common Stock on the date of the grant appreciates at the indicated annual rate, 5%

and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its terms of the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the optionholder’s continue employment with us through the option exercise period, and the date on which the option is exercised.

(3)	1,250 of the options were exerciseable upon grant, with the remainder exercisable in equal amounts on each of April 1, 2007 and 2008.
(4)	The options will become exercisable in equal amounts on each of June 1, 2006, 2007, 2008 and 2009.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values

The following table provides information regarding the exercises of options to purchase our Common Stock by each of the named executive officers during the fiscal year ended January 31, 2006. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of January 31, 2006 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Common Stock.

Name	Shares Acquired on Exercise	Value Realized(3)	Number of Securities Underlying Unexercised Options at January 31, 2006		Value of the Unexercised In-The-Money Options at January 31, 2006(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Matthew C. Diamond	—	—	62,500	0	—	—
James K. Johnson, Jr.	—	—	62,500	0	—	—
Samuel A. Gradess	—	—	62,500	0	—	—
Robert R. Bell	—	—	56,125	5,625	$17,500	$17,000
Robert Bernard (2)	—	—	0	0	—	—
Gina R. DiGioia	—	—	14,561	6,563	$12,215	$21,177

(1)	The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for our Common Stock of $11.24 per share, which was the closing sale price of our Common Stock as reported on the NASDAQ National Market System on January 31, 2006.
(2)	All options to purchase shares of our Common Stock held by Mr. Bernard were cancelled in connection with the spin-off of dELiA*s, Inc.
(3)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option, because in many cases the shares are not sold on exercise but continue to be held by the named executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Equity Compensation Plan Information

The following table contains information about our common stock that may be issued upon the exercise of options, warrants or rights under all of our equity compensation plans as of January 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities reflected in column (A)) (C)
Equity Compensation Plans Approved by Stockholders (1)	1,351,135	(3)	14.05	1,737,191

Equity Compensation Plans Not Approved by Stockholders (2)	191,522	(3)	9.55	76,979

Total (4)	1,542,657	(3)	13.49	1,814,170

(1)

Consists of our Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan (the “1997 Plan”), the dELiA*s, Inc. Amended and Restated 1996 Stock Incentive Plan (the

“dELiA*s 1996 Plan”), the dELiA*s, Inc. 1998 Stock Incentive Plan (the “dELiA*s 1998 Plan”), and the iTurf 1999 Amended and Restated Stock Incentive Plan (the “iTurf 1999 Plan”).
(2)	Consists of our Amended and Restated 2002 Incentive and Non-Qualified Stock Option Plan (the “2002 Plan”).
(3)	Includes options to purchase shares of our Common Stock issued under said plan(s) that were cancelled after the fiscal year ended January 31, 2006.
(4)	The numbers do not include shares issued or issuable in connection with the 1999 Alloy Employee Stock Purchase Plan (the “ESPP”) which allows eligible employees, as defined in the ESPP, to purchase Alloy’s common stock pursuant to section 423 of the Internal Revenue Code of 1986, as amended. A total of 500,000 shares of our common stock have been made available for sale under the ESPP, subject to certain capitalization adjustments specified in the plan document. The ESPP will terminate on April 16, 2009 unless terminated sooner by the Board of Directors. The ESPP allows for purchases of Common Stock under a series of six-month offering periods commencing February 1 and August 1 of each year, the frequency of dates and duration of which may be changed by the Board of Directors. Eligible employees can elect to participate through payroll deductions between 1% and 10% of compensation that will be credited to the participant’s account. Currently, the terms of the ESPP provide for the granting of an option on the first day of each six-month offering period (“Offering Date”) to each eligible employee to purchase Alloy’s Common Stock on the last day of each six-month offering period (“Exercise Date”) at a price equal to the lower of 85% of the fair market value of a share of our Common Stock at the Offering Date or 85% of the fair market value of a share of our Common Stock on the Exercise Date. The number of shares reserved for future issuance under the ESPP at January 31, 2006 was 175,136. The ESPP was suspended effective in June 2005 in connection with the spin-off of dELiA*s, Inc. We are currently assessing the potential of modifying and reinstating the ESPP, which remains suspended at the time of this Proxy Statement.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have employment agreements with Messrs. Diamond and Johnson dated February 1, 2004, the term of which agreements are each for three years, provided that they will automatically renew for an additional year unless either party has provided notice of termination of at least 120 days prior to expiration of the then-current term. For the fiscal year ended January 31, 2006, Messrs. Diamond and Johnson each received annual base salaries of $420,000. The Compensation Committee has set the fiscal year ending January 31, 2007 salaries for each of Messrs. Diamond and Johnson at $420,000.

The Agreements with Messrs. Diamond and Johnson provide that, if we terminate them without “Cause” (as defined in their agreements) or if they terminate their employment for “Good Reason” (as defined in their agreements), we will be obligated to (i) continue to pay them an amount equal to their base salary (as then in effect) for a period of one year or until the end of the term of the employment agreement, whichever is longer, (ii) a cash bonus equal to the amount of the cash bonus paid to them in the prior year, and (iii) a “gross up” amount to offset any excise tax to which their compensation may be subject. If the terminations of Messrs. Diamond or Johnson are for “Cause”, without “Good Reason” or as a result of their death or disability, we have no obligation to pay them severance beyond their accrued base salary and bonus up to the date of their termination. All of the options granted to Messrs. Diamond and Johnson will accelerate and vest immediately, and all repurchase rights of Alloy with respect to shares of restricted stock held by Messrs. Diamond and Johnson will lapse immediately, upon a change of control of Alloy or if Messrs. Diamond and Johnson are terminated without “Cause” or they terminate their employment for “Good Reason”. As of January 31, 2006, each of Messrs. Diamond and Johnson held options to purchase 62,500 shares of our Common Stock, of which all were vested.

In connection with Mr. Gradess’ resignation as Chief Financial Officer in August 2004, his salary was reduced to $150,000. Mr. Gradess resigned as Executive Vice President effective as of February 1, 2006, and his employment agreement dated May 1999 was terminated as of the same date.

The agreement with Mr. Gradess provided that, if we terminate him without “Cause,” as defined in the agreement, he will be entitled to severance pay equal to his annual base salary, payable in equal monthly installments, for a period of 12 months from the date of termination. As his resignation was voluntary, we have no obligation to pay severance to Mr. Gradess beyond his accrued base salary up to the date of termination. The agreement also provided that, upon a change in control of Alloy, all of the options granted to Mr. Gradess will accelerate and vest immediately. As of January 31, 2006, Mr. Gradess held options to purchase 62,500 shares of our Common Stock, of which all were vested.

Mr. Gradess receives $25,000 for each fiscal quarter during which he serves as a director without interruption. In addition, the Company will pay on Mr. Gradess’ behalf any and all payments due in connection with his COBRA benefits until such time as Mr. Gradess makes alternative arrangements or his COBRA coverage expires on August 1, 2007.

In July 2000, we entered into an offer letter with Robert L. Bell, our Chief Technology Officer. During the fiscal year ended January 31, 2006, Mr. Bell’s annual base salary was $237,000. We also agreed to pay to Mr. Bell an amount equal to one year of his base salary, paid out over one calendar year, upon termination without cause or a change of control. If all three of Messrs. Diamond, Johnson and Gradess depart the management of Alloy, the options granted to Mr. Bell shall accelerate and vest immediately. Mr. Bell’s offer letter provides that he is eligible to receive an annual bonus of up to 30% of his base salary. Mr. Bell also has an agreement with us whereby he may elect, on an annual basis, to defer receipt of portions of his salary so that we may credit the amounts deferred to certain life insurance policies, the beneficiaries of which are selected by Mr. Bell. In March 2006 and in connection with services performed during the fiscal year ended January 31, 2006, Mr. Bell received a cash bonus of $15,000. Additionally, we issued 2,039 shares of restricted stock to Mr. Bell in March 2006 for services rendered during Fiscal 2005. Such shares are subject to the terms and conditions of a restricted stock agreement, including certain rights of repurchase, between Mr. Bell and the Company. Mr. Bell’s annual base salary has not been increased subsequent to the fiscal year ended January 31, 2006. As of January 31, 2006, Mr. Bell held options to purchase 61,750 shares of our Common Stock, of which 58,312 were vested.

In April 2001, we entered into an offer letter with Gina R. DiGioia, our Chief Legal Officer (then VP/ General Counsel). Ms. DiGioia’s offer letter provides that she is eligible to receive an annual bonus of up to 25% of her base salary. During the fiscal year ended January 31, 2006 and in connection with services performed during said fiscal year, Ms. DiGioia’s annual base salary was increased to $200,000 and she received a cash bonus of $20,000 and options to purchase 1,875 shares of our Common Stock. In addition, 2,447 shares of restricted stock were issued to Ms. DiGioia in March 2006 for services rendered during Fiscal 2005. Such shares are subject to the terms and conditions of a restricted stock agreement, including certain rights of repurchase, between Ms. DiGioia and the Company. Ms. DiGioia’s annual base salary has not yet been increased subsequent to the fiscal year ended January 31, 2006. As of January 31, 2006, Ms. DiGioia held options to purchase 21,224 shares of Common Stock, 14,561 of which had vested.

In October 2003, we entered into an offer letter with Robert Bernard, our Chief Executive Officer of Retail and Direct Consumer Division. Mr. Bernard’s annual salary for the fiscal year ended January 31, 2006 was $600,000. Mr. Bernard’s employment was terminated in connection with the spin-off of dELiA*s, Inc. All options to purchase shares of our Common Stock held by Mr. Bernard were cancelled in connection with the spin-off of dELiA*s, Inc.

On March 6, 2006, we entered into an offer letter with Gary J. Yusko, our Chief Financial Officer. In connection with his appointment as Chief Financial Officer, Mr. Yusko received an option to purchase 55,000 shares of our common stock, at an exercise price of $13.21 per share, which will vest one-third per year starting on the anniversary date of the date of grant, and which will expire ten years from the date of grant. His initial base salary is $242,000, and he is eligible to receive a bonus, to be paid half in cash and half in restricted stock, tied to profit improvement of the Company. Any shares of restricted stock received as part of this bonus would include a right of repurchase by us that would lapse over a three year period from the date of grant. Mr. Yusko is also entitled to a severance payment of one year’s base salary if we terminate his employment without “cause” as defined in his offer letter. In that event, any unvested options then owned by Mr. Yusko would immediately vest, and any shares of restricted stock then held would continue to vest on their regular schedule. In the event of a change in control of the Company, following which Mr. Yusko’s role or responsibilities with us were significantly reduced, Mr. Yusko would be eligible to receive these same severance benefits were we to terminate him without cause.

Report of the Compensation Committee on Executive Compensation

This report is submitted by the Compensation Committee, which is responsible for, among other things, establishing and overseeing the 1997 Plan, the 2002 Plan, the dELiA*s 1996 Plan, the dELiA*s 1998 Plan and the iTurf 1999 Plan (collectively, the “Plans”). The Compensation Committee currently is composed of Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach. As noted above, we have applied to NASDAQ for a determination that Mr. Feshbach may be considered independent in light of the relationship with the Company described under “Certain Relationships and Related Party Transactions”, although we have recently received informal guidance from NASDAQ suggesting that Mr. Feshbach may not qualify as independent under its rules. This report addresses the Company’s compensation policies for the fiscal year ended January 31, 2006 as they affected Matthew C. Diamond, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

General Compensation Policy. The Company’s compensation policy for executive officers is designed to achieve the following objectives: (i) to reward executives consistent with the Company’s annual and long-term performance goals; (ii) to recognize individual initiative, leadership and achievement; and (iii) to provide competitive compensation that will attract and retain qualified executives, all with a view to enhancing the profitability of the Company and increasing stockholder value.

Executive Officer Compensation Program. The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies which are similarly situated to the Company in terms of industry, size and stage of development and which compete with the Company for prospective employees.

The compensation program for executive officers currently consists of three elements: (1) base salary, which is set on an annual basis; (2) annual incentive compensation, in the form of cash bonuses, which is based on achievement of predetermined financial and operational objectives of Alloy and individual objectives; and (3) long-term incentive compensation, in the form of stock options and/or restricted stock awards granted when the executive officer joins the Company and periodically thereafter with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period. The Compensation Committee reviews at least annually the elements of compensation for its executive officers in order to confirm the competitiveness of the overall executive compensation packages as compared with companies which are similarly situated to the Company and which compete with the Company for prospective employees.

•	Base Salary. Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In addition to external market data, the Compensation Committee also reviews Alloy’s financial performance and individual performance when adjusting base salaries annually.

•

Bonus Compensation. Bonus compensation is based on the Company’s achievement of predetermined financial, operational and strategic performance objectives. Giving greatest weight to the attainment of financial targets, the Compensation Committee also awards bonuses based on various operational and strategic objectives, such as management efficiency, and the ability to motivate others and build a strong management team, develop and maintain the skills necessary to work in a high-growth company, recognize and pursue new business opportunities and initiate and implement programs to enhance the Company’s growth and successes. The Compensation Committee generally awards bonuses on an annual basis.

•	Long-Term Incentive Compensation. The Company’s Board of Directors administers the Plans. The 1997 Plan and the 2002 Plan provide for the grant of both restricted stock and options, on a tax-deferred basis. The 1997 Plan provides that (i) the exercise price of options granted under the 1997 Plan must equal at least 100% of the fair market value of the Common Stock at the time of grant, and (ii) the exercise price of awards granted under the 1997 Plan may not be lowered without the approval of the Company’s stockholders. The 2002 Plan also provides that the exercise price of awards granted under the 2002 Plan may not be lowered without the approval of the Company’s stockholders. The Board has delegated authority for grants of options under the Plans to the Administration Committee of the Board of Directors; provided, however, any grant made by the Administration Committee pursuant to the power granted to it by the Board of Directors also requires the approval of the Compensation Committee if the grant (i) is for more than 6,250 shares to any single grantee; (ii) would, when combined with all other grants made during the fiscal quarter in which it was made, result in aggregate grants for more than 100,000 shares during such fiscal quarter, net of option cancellations and expirations during such fiscal quarter; or (iii) is to a director or to an executive officer of the Company. All grants of restricted stock need to be approved by the Compensation Committee. In addition, pursuant to the Compensation Committee charter, if all of the members of our Compensation Committee do not qualify as “non-employee directors” as such term is defined by Rule 16b-3(b)(3) of the Exchange Act, then grants of options and restricted stock to the Company’s executive officers and directors shall be made by the full Board of Directors or a sub-committee of the Compensation Committee comprised of at least two members who qualify as “non-employee” directors.

Long-term incentive compensation, in the form of stock options and restricted stock grants, allows the executive officers to share in the appreciation in the value of the Company’s Common Stock. The Board of Directors and the Administration Committee believe that the issuance of stock options and restricted stock aligns executive officers’ interests with those of the stockholders, and provides incentives to those executive officers to maximize stockholder value. In addition, the Board of Directors believe that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers.

When establishing grant levels, the Compensation Committee considers general corporate performance, the level of seniority and experience, existing levels of stock ownership, previous grants, vesting schedules of outstanding options and restricted stock, and the current stock price.

It is the standard policy of the Company to make an initial stock option grant to all executive officers at the time they commence employment with the Company, giving consideration to the number of options granted to executive officers in similarly situated companies at similar levels of seniority and with similar experience. In addition, performance-based grants of options and/or restricted stock are granted throughout the year. In making such performance-based grants, individual contributions to the Company’s financial, operational and strategic objectives are considered.

Chief Executive Officer Compensation. In the fiscal year ended January 31, 2006 our Chief Executive Officer, Matthew C. Diamond, received an annual base salary of $420,000 and, in connection with services rendered during said fiscal year the Company issued to him a cash bonus of $300,000. In addition, based on the Company’s performance during Fiscal Year 2005, the Committee granted Mr. Diamond 96,749 shares of restricted stock, which shares were issued under the 1997 Plan and are subject to the Company’s right of repurchase in certain circumstances outlined in a restricted stock agreement between him and the Company. The Company’s right of repurchase with respect to these shares of restricted stock lapses with respect to 13,821 shares on each of February 1, 2007, 2008, 2009, 2010 and 2011, and with respect to 13,822 shares on each of February 1, 2012 and 2013. Mr. Diamond’s salary has been established at $420,000 for the fiscal year ending January 31, 2007. Mr. Diamond may or may not be granted a bonus during the fiscal year ending

January 31, 2007. If he is granted such a bonus, it may take the form of cash, options and/or shares of restricted stock. His employment contract currently provides for a target annual cash bonus of not less than 50% and not more than 100% of his then current annual base salary, and a target long-term incentive award equal to 150% of his then current annual base salary, with a maximum long-term incentive award of 200% of his then current annual base salary. Each long-term incentive award is, unless the Company and Mr. Diamond agree otherwise, to be made so that two-thirds of the value of such award is in the form of restricted stock and one-third of the value of such award is in the form of stock options.

In determining whether Mr. Diamond is to receive a bonus, and in determining whether and by how much Mr. Diamond’s base salary is to be increased from year to year, the Compensation Committee takes into account the effectiveness of his leadership of the Company in its work to achieve its operational and financial goals, as well as each of the other performance factors outlined above under “Executive Officer Compensation Program.” As required by the rules of the NASDAQ Stock Market, Inc., the Compensation Committee conducts its discussions with respect to compensation of the Chief Executive Officer without such officer present. In particular, in establishing the bonus payable to Mr. Diamond for services performed during Fiscal 2005, the Compensation Committee considered the Company’s progress during said fiscal year, including the completion of the spin-off of dELiA*s, Inc. in December 2005 and previously established financial and other targets, among other factors. The Compensation Committee also determined that, due to the longer vesting period of the restricted stock granted to the Chief Executive Officer for services performed during Fiscal 2005, the grant of a higher number of shares was justified.

Certain Tax Considerations. The Company does not believe that Section 162(m) of the Internal Revenue Code, as amended, which generally disallows a tax deduction for compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on it for the fiscal year ended January 31, 2006. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee’s present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for Federal income tax purposes.

The Compensation Committee

Peter M. Graham, Chairman

Anthony N. Fiore

Matthew L. Feshbach

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which consists entirely of non-employee directors who meet the independence and experience requirements of the NASDAQ National Market, has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which was adopted by the Board of Directors of Alloy on April 5, 2000, and amended and restated by the Board of Directors on May 21, 2004, May 2, 2005 and April 19, 2006. This written charter is attached as Appendix A to this Proxy Statement. The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its audit process. In addition, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of BDO Seidman, LLP (“BDO”), Alloy’s independent auditors for the fiscal year ended January 31, 2006. The Audit Committee has reviewed and discussed with management and BDO the audited financial statements of the Company for the fiscal year ended January 31, 2006, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and BDO’s evaluation of the Company’s internals controls over financial reporting. In addition, the Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee has also received written disclosures and a letter from BDO regarding its independence from Alloy as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with BDO the independence of that firm. In addition, the Audit Committee (i) discussed with BDO the qualifications of the partners and managers assigned to the Company’s audit, (ii) reviewed with BDO the quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the audit was conducted in compliance with professional standards, and (iii) confirmed with BDO that there was appropriate continuity of personnel working on audits and availability of national office consultation.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alloy’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006.

The Audit Committee

Peter M. Graham, Chairman

Edward A. Monnier

Anthony N. Fiore

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee reviews and approves all related party transactions.

Seventh Generation, Inc. (“SGI”)

Jeffrey Hollender is the President and CEO of Seventh Generation, Inc. (“SGI”), as well as a director of SGI, while Peter Graham serves as Chairman of the SGI board and is a non-management level employee of SGI. Our wholly-owned subsidiary, Alloy Marketing and Promotions, LLC, renders promotional services to SGI and received approximately $1,041,000 during Fiscal 2005 for such services.

dELiA*s, Inc.

The Company completed a spin-off of dELiA*s, Inc. to its stockholders on December 19, 2005. The Company and dELiA*s, Inc. entered into a distribution agreement in connection with the spin-off, which provided for, among other things, the corporate transactions that were required to effect the spin-off itself, certain indemnification obligations, and certain other arrangements relating to the spin-off.

Alloy and dELiA*s, Inc. also entered into a tax separation agreement in order to allocate the responsibilities for the payment of taxes for the pre-spin-off periods arising out of certain tax matters. The tax separation agreement also requires dELiA*s, Inc. to indemnify the Company, under certain circumstances, for any tax liability that is incurred as a result of the spin-off failing to qualify as a tax-free transaction.

Alloy also entered into several agreements with dELiA*s, Inc. regarding ongoing contractual relationships, including without limitation, the following:

•	Managed Services Agreement—Alloy provides dELiA*s, Inc. with website hosting, database management, data communication management, security and other services to support dELiA*s, Inc.’s Internet activities and applications for an initial term of one year (maximum term of five years) for a monthly fee of $75,000. Usage above agreed upon maximums will result in dELiA*s, Inc. paying Alloy additional amounts.

•	Professional Services Agreement—Alloy provides dELiA*s, Inc. with technology related services for software license support, database and list support services and other database services for one year for a minimum monthly payment of $20,000.

•	Database Data Transfer Agreement—Alloy and dELiA*s, Inc. jointly own all data (excluding credit card data) collected through any dELiA*s, Inc., Alloy or CCS data source prior to the spin-off, subject to certain restrictions.

•	Media Services Agreement—Alloy is dELiA*s, Inc.’s exclusive sales agent for providing Internet advertising, catalog advertisements and insertions, sampling and database collection and marketing for an initial three year term.

•	Call Center Agreement—dELiA*s, Inc. provides call center related services to Alloy’s on campus marketing division. The initial term of the agreement is one year. The services are provided for a monthly management fee of $7,000 plus 105% of certain variable costs incurred in connection with the services provided pursuant to the arrangement.

At January 31, 2006, the Company owed dELiA*s, Inc. $8,155,000 pursuant to the terms of the spin-off and $89,000 pursuant to the revenue and call center arrangements. In addition, dELiA*s, Inc. owed the Company $132,000 pursuant to the various agreements.

Matthew L. Feshbach

Alloy entered into a backstop agreement (the “Backstop Agreement”) with Matthew L. Feshbach, the Company’s largest shareholder and a member of its board of directors, and dELiA*s, Inc. as of September 7, 2005. Mr. Feshbach is chairman of the dELiA*s, Inc. board of directors and the largest shareholder of dELiA*s, Inc. Under the Backstop Agreement, Mr. Feshbach agreed to cause certain funds under his control (“MLF Funds”) to exercise their pro rata share of the rights issued as part of the dELiA*s, Inc. rights offering. In addition, Mr. Feshbach, either directly or through the MLF Funds, agreed to purchase all shares that remained unsold in the rights offering on specified terms. In order to compensate Mr. Feshbach for entering into the Backstop Agreement, Alloy paid $50,000 to Mr. Feshbach upon the approval of the spin-off by the Alloy board of directors. In addition, dELiA*s, Inc. agreed to issue to Mr. Feshbach or the MLF Funds, as a non-refundable fee, ten-year warrants to purchase 215,000 shares of its common stock with an exercise price of $7.43, and to reimburse him fees and costs incurred in connection with the spin-off and the rights offering.

Other Transactions

Joseph Diamond, brother of Matthew Diamond, our Chairman and Chief Executive Officer, is employed as Vice President, Database Management. Joseph Diamond’s annual base salary for the fiscal year ended January 31, 2006 was $109,200, which salary was increased to $150,000 effective January 1, 2006. In addition, he received $50,698 as commission and incentive plan payments for services rendered during that year. In February 2006, and in connection with services performed during the fiscal year ended January 31, 2006, Joseph Diamond received options to purchase 5,000 shares of our Common Stock. Additionally, we issued 6,787 shares of restricted stock to Joseph Diamond in February 2006 for services rendered during Fiscal 2005. Those shares are subject to the terms and conditions of a restricted stock agreement, including certain rights of repurchase, between Joseph Diamond and us. As of January 31, 2006, Joseph Diamond held options to purchase an aggregate of 12,124 shares of Common Stock, of which 9,436 shares were exercisable on such date at varying exercise prices.

David Diamond, another brother of Matthew Diamond, our Chairman and Chief Executive Officer, was employed as Vice President, Human Resources of dELiA*s, Inc. David Diamond’s employment was terminated effective December 2005, in connection with the spin-off of dELiA*s, Inc. His annual base salary during the time he was employed by Alloy was $240,000. Alloy did not pay David Diamond any bonus for the fiscal year ended January 31, 2006. All options to purchase shares of our Common Stock held by David Diamond were cancelled in connection with the spin-off of dELiA*s, Inc.

PERFORMANCE GRAPH

The following graph compares the annual cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on January 31, 2001 and plotted at the end of each of our subsequent fiscal years

(January 31, 2002, 2003, 2004, 2005 and 2006), in each of (a) our Common Stock, (b) the Russell 2000 Index and (c) the NASDAQ Market Index. We have not paid any dividends on our Common Stock and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance. The graph lines merely connect quarter-end dates and do not reflect fluctuations between those dates.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ALLOY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE RUSSELL 2000 INDEX

(1) The Company completed a spin-off of dELiA*s, Inc. on December 19, 2005.

*	$10 invested on 1/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending January 31.

ASSUMES $100 INVESTED ON JANUARY 31, 2001

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDED JANUARY 31, 2006

	Fiscal Year Ending
Company/Index/Market	1/31/01	1/31/02	1/31/03	1/31/04	1/31/05	1/31/06
ALLOY, INC.	100.00	275.20	64.90	67.97	90.50	35.97
NASDAQ STOCK MARKET (U.S.)	100.00	71.64	49.90	77.79	77.83	87.71
RUSSELL 2000	100.00	96.40	75.32	119.02	129.34	153.77

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1:	Elect Three Members To Our Board Of Directors.

On April 19, 2006, our Board of Directors, on the recommendation of the Corporate Governance and Nominating Committee, nominated Peter M. Graham, Anthony N. Fiore and Matthew L. Feshbach for re-election at the Annual Meeting. If they are re-elected, they will serve on our Board of Directors until the 2009 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Messrs. Graham, Fiore and Feshbach. If any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The affirmative vote of a plurality of the shares voted at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF PETER M. GRAHAM, ANTHONY N. FIORE AND MATTHEW L. FESHBACH AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 2:	Ratify The Appointment Of BDO Seidman, LLP As Our Independent Auditors For The Fiscal Year Ending January 31, 2007.

We are asking you to ratify the Audit Committee’s selection of BDO Seidman, LLP (“BDO”), certified public registered accountants, as our independent auditors for the fiscal year ending January 31, 2007.

Ratification of Selected Auditors

We are submitting this proposal to you because we believe that such action follows sound corporate practice. The Audit Committee has appointed BDO as the Company’s independent auditor for the year ending January 31, 2007, subject to stockholder ratification. The Audit Committee has reviewed BDO’s independence from the Company as described in the “Report of the Audit Committee.” If you do not ratify the selection of BDO as independent auditors, the Audit Committee will consider selecting other auditors. However, even if you ratify the selection, the Audit Committee may still appoint new independent auditors at any time during the next fiscal year if it believes that such a change will be in the best interests of Alloy and our stockholders. We expect a representative of BDO to be present at the Annual Meeting to make a statement, if he or she desires, and to answer your questions.

The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the appointment of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITOR AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Audit Fees

The aggregate fees billed for professional accounting services rendered by BDO for the fiscal year ended January 31, 2006 and fiscal year ended January 31, 2005:

	Fiscal Year Ended January 31,
	2006		2005
Audit Fees	$680,000		$940,000
Audit Related Fees	235,000	(1)	20,000	(2)
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$915,000		$960,000

(1)	Includes additional services related to, among other things, audit services related to the spin-off of our merchandise business, which was completed in December 2005, and other audit services related to the financial statements of the merchandise business, and the preparation and filing of various registration statements with the SEC.
(2)	Relate to ordinary course, recurring accounting consultations.

In addition to the foregoing, BDO was engaged by the Audit Committee to reaudit the Company’s 2003 financial statements as a result of the spin-off of dELiA*s, Inc., for $165,000.

In the above table, in accordance with the SEC definitions and rules, “audit fees” are fees billed the Company for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting. “Tax fees” are fees for Federal and local tax compliance, tax advice, and tax planning and advisory services.

Policy of Audit Committee on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditors and management are required to report periodically to the Audit Committee concerning the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Percentage of Audit Fees Pre-Approved

During the fiscal year ended January 31, 2006, 100% of all audit and permissible non-audit services were pre-approved by the Audit Committee.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with in full.

Information About Stockholder Proposals

To be considered for inclusion in our Proxy Statement relating to the 2007 Annual Meeting of Stockholders, stockholder proposals must be received no later than February 19, 2007. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our By-laws and must be received no earlier than April 5, 2007 and no later than May 5, 2007. All stockholder proposals should be marked for the attention of Secretary, Alloy, Inc., 151 West 26th Street, 11th Floor, New York, NY, 10001.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Gina R. DiGioia
Secretary

New York, New York

June 19, 2006

APPENDIX A

Alloy, Inc. (the “Company”)

Amended and Restated

Charter of the Audit Committee

of the Board of Directors

This Amended and Restated Audit Committee Charter is adopted as of April 19, 2006 and amends, replaces and supercedes any previous charter in its entirety.

I.	PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Alloy, Inc. (the “Company”) is to provide assistance to the Board in fulfilling the Board’s responsibility to the Company’s shareholders relating to the Company’s accounting, financial reporting practices, the system of internal control, the audit process, the quality and integrity of its financial reports, and the Company’s process for monitoring compliance with laws and regulations and the code of conduct.

The Committee’s responsibility is oversight. Management of the Company has the responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles, and internal controls. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and other matters as required from time to time by the rules and regulations of the Securities and Exchange Commission, reviewing the Company’s quarterly financial statements and other procedures. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management of the independent auditor as to any non-audit services provided by the independent auditor to the Company.

II.	AUTHORITY

The Committee has the authority to conduct or authorize investigations into any matters within its scope of responsibility. Its primary duties and responsibilities are to:

1.	Appoint, compensate, and oversee the work of any registered public accounting firm employed by the Company;

2.	Resolve any disagreements between management and the auditor regarding financial reporting;

3.	Pre-approve all auditing and non-audit services;

4.	Retain independent counsel, accountants, or others to advise the Committee or assist in the conduct of an investigation;

5.	Seek any information it requires from employees—all of whom are directed to cooperate with the Committee’s requests—or external parties;

6.	Meet with Company’s officers, external auditors, or outside counsel, as necessary; and

7.	Oversee that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and corporate policy.

The Committee intends to fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

III.	MEMBERSHIP AND PROCEDURES

A.	Membership and Appointment

The Committee shall be comprised of not fewer than three members of the Board, as shall be determined from time to time by the Board. The members of the Committee shall be elected by the Board on the recommendation of the Corporate Governance and Nominating Committee, and shall hold office until their resignations or until their successors shall be duly elected and qualified.

All members of the Committee shall be “independent,” as such term is defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in that each Committee member may not, other than in his or her capacity as a director or member of any committee of the Board, (i) accept any consulting, advisory, or other compensatory fee from the Company; or (ii) be an affiliated person of the Company or any subsidiary thereof. In addition, all members of the Committee shall qualify as “independent directors” for purposes of the listing standards of The NASDAQ Stock Market, Inc., as such standards may be changed from time to time; provided, that any non-independent director serving on the Committee pursuant to the “exceptional and limited circumstances” exception available under NASDAQ rules may not serve on the Committee for more than two (2) years; and provided, further, that such non-independent director may not be permitted to serve as chair of the Committee.

All members of the Committee shall be financially literate by being familiar with basic finance and accounting practices and able to read and understand fundamental financial statements at the time of their appointment to the Committee. Furthermore, at least one member of the Committee shall be designated as the “financial expert” with financial sophistication as defined by having experience in finance or accounting, professional certification in accounting, or any other comparable experience or background, such as being or having been a CEO or CFO or other senior officer with financial oversight responsibilities. The Company shall disclose, in its annual report, whether or not, and if not, the reasons therefor, the Committee includes at least one “audit committee financial expert,” as defined by Item 401(h)(2) of Regulation S-K promulgated under the Exchange Act.

B.	Removal

The entire Committee or any individual Committee member may be removed without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Company, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may elect a successor to assume the available position on the Committee when the resignation becomes effective.

C.	Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Committee’s purposes. The Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

D.	Meetings, Minutes and Reporting

The Committee shall meet at least four times per year, or more frequently as circumstances dictate. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. An agenda and other briefing materials, as appropriate, will be prepared and provided to Committee members in advance of the meeting.

The Committee shall keep minutes of the proceedings of the Committee. In addition to the specific matters set forth herein requiring reports by the Committee to the full Board, the Committee shall report such other significant matters as it deems necessary concerning its activities to the full Board. The Committee may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a member of the Committee or a Director and shall have no membership or voting rights by virtue of the position.

As part of its job to foster open communication, the Committee should meet separately, at least annually, with management, the director of the internal auditing department and the independent auditor to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair should meet separately with the independent auditor, and management quarterly to review the Company’s financial statements in accordance with Section IV below.

E.	Delegation

The Committee may, by resolution passed by a majority of the Committee members, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

F.	Authority to Retain Advisers

In the course of its duties, the Committee shall have the authority, at the Company’s expense and without needing to seek approval for the retention of such advisors or consultants from the Board, to retain and terminate consultants, legal counsel, or other advisors, as the Committee deems advisable, including the sole authority to approve any such advisers’ fees and other retention terms.

IV.	DUTIES AND RESPONSIBILITIES

The Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, retention, compensation, evaluation, oversight and, if necessary, termination of the registered public accounting firm(s) employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each registered public accounting firm shall report directly to the Committee.

The following shall be recurring duties and responsibilities of the Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Committee, with the understanding that the Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law.

A.	Document Review & Reporting Process

1.	Review and reassess, at least annually, the adequacy of this Charter, make recommendations to the Board and request approval for proposed changes, as conditions dictate, to update this Charter, and ensure appropriate disclosure as may be required by law or regulation.

2.

Review with management and the independent auditor the Company’s annual financial statements and Form 10-K prior to the filing of the Form 10-K, including (a) their judgment about the quality, not just acceptability of the Company’s accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of financial statements; (b) the clarity of the disclosures in the financial statements; (c) the Company’s disclosures under Management’s Discussion and Analysis (“MD&A”) section of the Form 10-K, including critical accounting policies; and (iv) a discussion with the independent auditor of the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”).

3.	Review with management and the independent auditor each Form 10-Q prior to its filing, including financial statements and the Company’s disclosures under the MD&A and a discussion with the independent auditor of the matters required to be discussed by SAS No. 61. The Chair of the Committee may represent the entire Committee for purposes of this review.

4.	Review earnings press releases for each completed fiscal period prior to their release, including any earnings guidance provided therein.

5.	Review with management and the independent auditor the effect of regulatory and accounting initiatives that may affect the Company, as well as the effect of any off-balance sheet structures and transactions on the Company’s financial statements.

6.	Regularly report to the Board about Committee activities, issues, and related recommendations.

7.	Provide an open avenue of communication between the external auditors and the Board.

8.	Report annually to the shareholders, describing the Committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

9.	Review any other reports the Company issues that relate to Committee responsibilities.

10.	Perform other activities related to this charter as requested by the Board.

11.	Institute and oversee special investigations as needed.

12.	Confirm annually that all responsibilities outlined in this Charter have been carried out.

13.	Evaluate the Committee’s and individual members’ performance on a regular basis.

B.	Financial Reporting Process

1.	In consultation with the independent auditor, review the integrity of the Company’s financial reporting processes, both internal and external. The Committee shall report regularly to and review with the full Board any issues that arise with respect to the quality or integrity, not just acceptability, of the Company’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditor.

2.	Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

3.	Ensure that there exist regular systems of reporting to the Committee by each of management and the independent auditor regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

4.	Regularly review any significant disagreements among management and the independent auditor in connection with the preparation of the financial statements.

5.

Ensure and oversee timely reports from the independent auditor to the Committee of (i) all critical accounting policies and practices; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding the adequacy of internal controls and the steps taken in light of material deficiencies; (iv) the effects of regulatory and accounting initiatives on the financial statements; and (v) other material written communications between the independent auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

C.	Financial Statements

1.	Review significant accounting and reporting issues, including complex or unusual transactions (such as off-balance sheet structures, if any) and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

2.	Review with management and the external auditors the results of the audit, including any difficulties encountered and any significant changes in the audit plan.

3.	Review the annual financial statements, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles.

4.	Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.

5.	Review with management and the external auditors all matters required to be communicated to the committee under generally accepted auditing standards.

6.	Understand how management develops interim financial information, and the nature and extent of external auditor involvement.

7.	Review interim financial reports with management and the external auditors before filing with regulators, and consider whether they are complete and consistent with the information known to committee members.

8.	Make a recommendation to the Board as to whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

D.	Internal Control

1.	Consider the effectiveness of the Company’s internal control system, including information technology security and control.

2.	Understand the scope of internal auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

3.	Inquire of management and the independent auditors about significant risks or exposures facing the Company.

E.	External Audit

1.	Review the external auditors’ proposed audit scope and plans for their respective audits including their responsibilities and the adequacy of staffing for such audits and compensation.

2.	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors.

3.	Review and confirm the independence of the external auditors by obtaining statements from the auditors on relationships between the auditors, management and the Company, including non-audit services, and discussing the relationships with the auditors.

4.	On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

5.	Approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent auditors.

G.	Independent Auditor

1.	Review the performance of the independent auditor and appoint or terminate the independent auditor. The Committee has the sole authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent auditor is ultimately accountable to the Committee and the Board as representatives of the Company’s stockholders for such auditor’s review of the financial statements and controls of the Company. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors.

2.	Approve in advance all audit services and all permitted non-audit services, except where such services are determined to be de minimis under the Exchange Act. The Committee may delegate, to one or more designated members of the Committee, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated shall be presented to the full Committee at each of its scheduled meetings.

3.	Oversee and ensure the independence of the auditor by:

•	receiving from, and reviewing and discussing with, the auditor, on a periodic basis, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard 1 (“ISB No. 1”);

•	reviewing, and actively discussing with the Board, if necessary, and the auditor, on a periodic basis, any disclosed relationships or services between the auditor, management and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the auditor;

•	recommending, if necessary, that the Board take appropriate action to satisfy itself of the auditor’s independence; and

•	ensuring that the lead or coordinating audit partner having primary responsibility for the audit, or the audit partner responsible for reviewing the audit does not perform audit services for the Company for more than five (5) consecutive fiscal years.

4.	Set clear hiring policies for employees or former employees of the Company’s independent auditor.

H.	Legal Compliance/General

1.	Review, with the Company’s counsel, any legal or regulatory matter that could have a significant impact on the Company’s financial statements.

2.	Review and approve, prior to the Company’s entry into any such transactions, all transactions between the Company and its executive officers, members of its Board, beneficial holders of more than 5% of the Company’s securities, immediate family members of any of the foregoing persons, and any other parties whom the Board determines may be considered to be related parties.

3.	The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

4.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company from external parties regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

•	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.

•	Review the process for communicating the code of conduct to Company personnel, and for monitoring compliance therewith.

•	Obtain regular updates from management and Company legal counsel regarding compliance matters.

•	Review with management the policies and procedures with respect to officers’ expense accounts and perquisites.

I.	Risk Assessment and Risk Management

•	Review and discuss with management and the independent auditor the Company’s policies and procedures with respect to risk assessment and risk management.

V.	COMPENSATION

Committee members shall be compensated by the Company solely in the form of directors’ fees, which may be paid in cash or equity of the Company. Committee members may, however, receive greater compensation than that received for Board service by other Board members, in light of their heightened responsibilities to the Company.